Rent Office Agreement

This Rent Office Agreement (the "Agreement") is made March 1, 2017 ("Effective Date") and entered on February 3, 2017 (the "Start Date") by and between Salvatore Piolino ("Lessor") and Soldino Group Corp ("Lessee").

Subject to the terms and conditions stated below the parties agree as follows:

1. Property.

Lessor, in consideration of the lease payments provided in this Agreement, leases to Lessee an office, described below, located at Via Busco, 4, Spresiano, Treviso 31027, Italy (the "Property"). No other portion of the building wherein the Property is located is included unless expressly provided for in this Agreement.

2.                    Term.

This Agreement will begin on March 1, 2017 (the "Start Date") and will terminate on March 1, 2019 (the "Termination Date").

Lessee will vacate the Property upon termination of the Agreement, unless:

(i)                   Lessor and Lessee have extended this Agreement in writing or signed a new agreement;

(ii)                 mandated by local rent control law; or

(iii)                Lessor accepts Rent from Lessee (other than past due Rent), in which case a month-to-month tenancy will be created which either party may terminate by Lessee giving Lessor written notice of at least 30 days prior to the desired termination date, or by Lessor giving Lessee written notice as provided by law. Rent will be at a rate agreed to by Lessor and Lessee. All other terms and conditions of this Agreement will remain in full force and effect.

3.                    Rent.

Lessee will pay to Lessor during the initial term rent in the amount of $6,960.00 per year, payable in installments of $290.00 per month (the "Rent"). There will be no rent increases through the initial term of the lease. Lessor may increase the rent that will be paid during any month-to-month renewal period by providing at least 30 days written notice to Lessee.

4.                    Possession.

 Lessee will be entitled to possession of the Property on the Start Date of the term of this Agreement, and will yield possession to Lessor on Termination Date of the term of this Agreement, unless otherwise agreed by both parties in writing. At the expiration of the term, Lessee will remove its goods and effects and peaceably yield up the Property to Lessor in as good a condition as when delivered to Lessee, ordinary wear and tear excepted.

5.                    Use of Property/Absences.

Lessee will occupy and use the Property as a full-time residential dwelling unit. Lessee will notify Lessor of any anticipated extended absence from the Property not later than the first day of the extended absence.

Notwithstanding the foregoing, Lessee shall not use the Leased Premises for the purposes of storing, manufacturing or selling any explosives, flammables or other inherently dangerous substance, chemical, thing or device.

6.                    Maintenance and Repairs.

Lessor will have the responsibility to maintain the Property in good repair at all times and perform all repairs necessary to satisfy any implied warranty of habitability. Except in an emergency, all maintenance and repair requests must be made in writing and delivered to Lessor or property manager. A repair request will be deemed permission for the Lessor or property manager to enter the Property to perform such maintenance or repairs in accordance with this Agreement unless otherwise specifically requested, in writing, by Lessee. Lessee may not place any unreasonable restrictions upon Lessor or property manager's access or entry. Lessor will have expectation that the Property is in a safe and habitable condition upon entry.

7.                    Utilities and Services.

Lessee shall pay all charges for water, sewer, gas, electricity, telephone and other services and utilities used by Lessee on the Leased Premises during the term of this Lease unless otherwise expressly agreed in writing by Lessor.

8.                    Holding Over.

Should the Lessee hold over the term hereby created with consent of the Lessor, the term of this lease will become a month-to-month tenancy and be deemed to be and be extended at the rental rate herein provided, and otherwise upon the terms and conditions in this Agreement, until either party hereto serves upon the other thirty (30) days written notice of termination, reflecting the effective date of cancellation.

9.                    Condition of Property.

Lessee stipulates, represents and warrants that Lessee has examined the Property, and that they are at the time of this Agreement in good order, repair, and in a safe, clean and Lessee able condition.

10.                  Alterations and Improvements.

Lessee, at Lessee's expense, shall have the right following Lessor 's consent to remodel, redecorate, and make additions, improvements and replacements of and to all or any part of the Leased Premises from time to time as Lessee may deem desirable, provided the same are made in a workmanlike manner and utilizing good quality materials.  Lessee shall have the right to place and install personal property, trade fixtures, equipment and other temporary installations in and upon the Leased Premises, and fasten the same to the premises.

11.                   Lessor Access to Property.

Lessor and Lessor's agents will have the right at all reasonable times during the term of this Agreement and any renewal thereof to enter the Property for the purpose of inspecting the Property and all buildings and improvements thereon.

12.                  Time of Essence.

Time is of the essence with respect to the execution of this Lease Agreement.

13.                  Entire Agreement.

This document constitutes the entire Agreement between the Lessee and Lessor. This Agreement cannot be modified except in writing and must be signed by all parties. Neither Lessor nor Lessee has made any promises or representations, other than those set forth in this Agreement and those implied by law. The failure of Lessee or its guests or invitees to comply with any term of this Agreement is grounds for termination of the tenancy, with appropriate notice to Lessees.

IN WITNESS WHEREOF,

the Lessor and Lessee have executed this Agreement in the manner prescribed by law as of the Effective Date.

Lessor:

By: /s/ Salvatore Piolino                                                                                                Date: February 3, 2017

Salvatore Piolino

Lessee:

By: /s/ Fiorin Aurora                                                                                                     Date: February 3, 2017

Soldino Group Corp